EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Vision-Sciences, Inc.

Orangeburg, New York

We consent to the incorporation by reference in the Registration Statements of Vision-Sciences, Inc. and subsidiaries on Form S-8 (Numbers 333-170357, 333-72547, 333-48654, 333-148721, and 333-154150) and Form S-3 (Number 333-178834) of our report dated June 24, 2013, on our audit of the financial statements as of March 31, 2013 and 2012 and for the years then ended, which report is included in this Annual Report on Form 10-K to be filed on or about June 24, 2013.

/s/ EisnerAmper LLP

Edison, New Jersey

June 24, 2013